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EXHIBIT 4(B)

OFFICERS' CERTIFICATE

        This Certificate is made pursuant to Section 301 of the Indenture dated as of December 17, 1997 (the "Indenture"), between Precision Castparts Corp. (the "Company") and The First National Bank of Chicago (the "Trustee"). Unless otherwise defined herein, all terms used herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture. The First National Bank of Chicago is appointed Trustee, Paying Agent, Registrar and Transfer Agent under the Indenture. The undersigned, William D. Larsson and James A. Johnson, certify that we are the Vice President and Chief Financial Officer, and Treasurer, respectively, of the Company and that, as such, we are authorized to execute this Certificate on behalf of the Company and do hereby certify that:

        A.  Attached hereto as Exhibit A are true copies of resolutions relating to the Indenture and issuance and sale of notes thereunder adopted by the Board of Directors of the Company at a meeting duly called and held on October 7, 1997 (the "Resolutions"); at such meeting a quorum was present and acting throughout; and such Resolutions have not been amended or revoked and are in full force and effect on the date hereof.

        B.  A series of notes to be issued under the Indenture is established as follows:

          (1)  The title of the securities shall be "6.75% Notes due December 15, 2007" (the "Notes");

          (2)  The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and except for notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered under the Indenture) shall be $150,000,000;

          (3)  The date on which the principal of the Notes is payable is December 15, 2007;

          (4)  The rate at which the Notes will bear interest is 6.75% and the date from which interest accrues is December 17, 1997 or from the last Interest Payment Date on which interest on the Notes was paid. The Interest Payment Dates on which any such interest shall be payable are June 15 and December 15 and the Regular Record Date for any interest payable on any Interest Payment Date is the next Preceding June 1 or December 1, respectively (whether or not a Business Day);

          (5)  The principal of and interest on the Notes are payable and the Notes may be surrendered for registration of transfer or exchange at The First National Bank of Chicago, One First National Plaza, Suite 0126, Chicago, Illinois 60670 or at such other offices or agencies as the Company may designate, and notices and demands to or upon the Company in respect of the Notes may be served at the place described in Section 105 of the Indenture;

          (6)  The Notes are not subject to any sinking fund or analogous provisions;

          (7)  The Notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (determined on the third Business Day preceding such redemption date), plus, in each case, accrued and unpaid interest thereon to the redemption date.

        "Adjusted Treasury Rate" means the arithmetic mean of the yields under the heading "Week Ending" published in the Statistical Release most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed, plus 0.15%. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Notes, then such other reasonably comparable index which shall be designated by the Company.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

        Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

          (8)  The Notes will be in the form of one definitive global certificate issued in the name of Cede & Co., as nominee of The Depository Trust Company, as Depositary therefor.

Dated as of the 17th day of December, 1997.

PRECISION CASTPARTS CORP.

By:	/s/ WILLIAM D. LARSSON Name: William D. Larsson Title: Vice President and Chief Financial Officer

By:	/s/ JAMES A. JOHNSON Name: James A. Johnson Title: Treasurer

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  EXHIBIT 4(B)